UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2011

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Lakes Drive, Northfield, Illinois		60093-2753
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 646-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2011, we announced that Timothy R. McLevish, our Executive Vice President and Chief Financial Officer, will be leaving Kraft Foods mid-year 2011 and will no longer serve as Executive Vice President and Chief Financial Officer, effective May 9, 2011.

On April 6, 2011, we entered into a Separation Agreement and General Release (the “Agreement”) with Mr. McLevish. Under the Agreement, Mr. McLevish will remain with Kraft Foods until June 30, 2011 to facilitate an orderly transition of responsibilities to his successor, David A. Brearton. Further, Mr. McLevish agrees to a general release of claims with respect to Kraft Foods and is subject to non-compete, non-solicitation and confidentiality provisions. The non-compete and non-solicitation restrictions will be in force for two years after he leaves Kraft Foods. In consideration for his agreement to these restrictive covenants, Mr. McLevish will receive a prorated portion of his: (1) annual cash incentive award for 2011 payable based on Kraft Foods’ actual 2011 performance and to be paid in March 2012; (2) 2009 and 2010 restricted stock awards in accordance with their vesting schedules; and (3) performance shares granted under our 2009-2011 and 2010-2012 long-term incentive plans payable based on Kraft Foods’ actual performance during the respective performance cycles. The performance shares will vest and be paid after the respective performance cycles end. Our Human Resources and Compensation Committee of the Board of Directors approved the terms of the Agreement.

The above description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which we will file as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.

Date: April 8, 2011

/s/ Carol J. Ward
	Name:	Carol J. Ward
	Title:	Vice President and Corporate Secretary